Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

Southern Missouri Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Equity	Common Stock	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Equity	Preferred Stock	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Equity	Depositary Shares	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Other	Purchase Contracts	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Other	Warrants	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Other	Rights	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Other	Units	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Unallocated (Universal) Shelf	N/A	Rule 457(o)	(2)(3)	(2)	$250,000,000	000.00015310	$38,275	(4)

(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2)	Such information is not required to be included pursuant to Instruction 2.A(ii)(b) of Item 16(b) of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

We are registering hereunder such indeterminate number of each identified class of securities up to a proposed aggregate offering price of $250,000,000, which may be offered by us for U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies from time to time in unspecified numbers and at indeterminate prices, and as may be issued upon conversion, exercise or exchange of any securities registered hereunder, including any applicable anti-dilution provisions. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $250,000,000, less the aggregate dollar amount of all securities previously issued hereunder. In addition, pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act, based on the proposed maximum aggregate offering price.